CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to the  incorporation  by  reference  in  this  Post-Effective
Amendment No. 16 to  Registration  Statement  No.  333-14087 on Form N-1A of our
report  dated  October  17,  2005,  relating  to the  financial  statements  and financial  highlights  of  Oppenheimer  Real Asset Fund  appearing in the Annual
Report on Form N-CSR of  Oppenheimer  Real Asset Fund for the year ended  August
31, 2005, and to the references to us under the headings "Financial  Highlights"
in the Prospectus and "Organization and Management of Wholly-Owned  Subsidiary",
"Independent  Registered Public  Accounting Firm" and "Financial  Statements" in
the Statement of  Additional  Information,  which are part of such  Registration
Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Denver, Colorado
October 5, 2006